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Exhibit 23.2

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements (File Numbers 33-20181, 33-35182, 2-90595, 33-23899, 33-58305, 33-44477, 33-65024, 33-65177, 333-10419, 333-28257, 333-42469, 33-45822, 33-63297, 333-49229, and 333-81794 on Forms S-8 and File Numbers 33-43574 and 333-109045 on Forms S-3) of Chiron Corporation of our report dated January 28, 2002, relating to the consolidated statements of operations, comprehensive income, stockholders' equity and cash flows of Chiron Corporation and subsidiaries for the year ended December 31, 2001 and the related consolidated 2001 financial statement schedule, included in the December 31, 2003 Annual Report on Form 10-K of Chiron Corporation.

/s/ KPMG LLP

San Francisco, California
March 1, 2004

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CONSENT OF KPMG LLP, INDEPENDENT AUDITORS